                                                                      Exhibit 99

FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
-------------------------------------------------------


AT THE COMPANY
--------------
Carolyn Tiffany
Chief Operating Officer
(617) 570-4614


NEW YORK, NEW YORK MAY 13, 2004 - FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS (NYSE:FUR) announced its financial results for the first quarter ended March 31, 2004. Financial results for the three months ended March 31, 2004 and 2003 are as follows:

Unaudited (In thousands)                                 Three Months Ended
                                                              March 31,
                                                      ------------------------
                                                         2004          2003
                                                      ----------    ----------
Revenues                                              $    4,854    $    4,430
                                                      ==========    ==========

Net loss                                              $     (205)   $   (1,032)
                                                      ==========    ==========

Net loss applicable to shares
  of beneficial interest                              $     (721)   $   (1,548)
                                                      ==========    ==========

Net loss applicable to shares of
  beneficial interest (per share)                     $    (0.02)   $    (0.04)
                                                      ==========    ==========

During the first quarter of 2004, First Union acquired 7.5% of the outstanding shares of Atlantic Realty Trust (NASDAQ:ATLRS) and made a proposal to Atlantic Realty Trust to merge Atlantic Realty with and into First Union. First Union's proposal, which was subsequently modified, has been rejected by Atlantic Realty. Also during the first quarter of 2004, First Union acquired a loan receivable of NorthStar Partnership, L.P., a real estate investment company. The loan receivable is secured by substantially all of the assets of NorthStar Partnership, matures on May 28, 2005, subject to two six-month extensions, and provides for an initial interest rate of a minimum of 12% per annum, with a yield to maturity of 12.86%, increasing by two percentage points for each six month renewal term.

Net loss applicable to common shares of beneficial interest for the three months ended March 31, 2004 was $0.7 million as compared to net loss of $1.5 million for the three months ended March 31, 2003.


Property net operating income, which is rent less property operating expenses and real estate taxes, decreased for the three months ended March 31, 2004 to $1.9 million from $2.0 million in

2003. The decrease was attributable to a decrease in rental revenues of $154,000 due to vacancy during 2003 by the movie theater operator at the Park Plaza Mall. The management company for Park Plaza Mall is actively seeking one or more replacement tenants for this space. The decrease in revenue was partially offset by a decrease in operating expenses and real estate taxes of $27,000 and $6,000 respectively.

First Union's manufacturing business, VenTek International, Inc. ("VenTek"), generated net income of $0.4 million for the quarter ended March 31, 2004, as compared to a net loss of $0.4 million for the quarter ended March 31, 2003. Revenue increased for the three months ended March 31, 2004 to $1.3 million from $0.7 million in 2003 and cost of goods sold decreased to $0.9 million from $1.1 million for the same period. There was no backlog for VenTek at March 31, 2004 besides the one contract and change order. Backlog represents products or services that VenTek's customers have committed by contract to purchase. VenTek is not actively seeking new contracts.

Interest income decreased by $5,000 during the three months ended March 31, 2004, as compared to 2003. The decrease is primarily the result of lower yields available on the cash invested.

General and administrative expenses for the first quarter 2004 increased by approximately $0.1 million when compared to the same period in 2003. During the first three months of 2003, the largest components of First Union's general and administrative expenses were legal fees relating to the preferred shareholder litigation ($0.2 million), legal fees related to the Gotham transaction ($0.2 million), other legal and accounting professional fees ($0.4 million), and directors and officers insurance ($0.1 million). The balance of the first quarter 2003 general and administrative costs ($0.3 million) related to management fees, costs associated with shareholder relations and communications, trustee fees, and other administrative costs incurred in connection with the operation and management of the trust. During the first quarter of 2004 the largest components of First Union's general and administrative expenses were legal and accounting fees ($0.4 million), directors and officers insurance ($0.2 million), a termination fee paid to First Union's former asset management provider, Radiant Partners LLC ($0.1 million), the asset management fee that is charged by FUR Advisors LLC ($0.4 million) which is based upon a percentage of First Union's Gross Asset Value (as defined in the agreement). Also included in the first quarter 2004 general and administrative expenses were federal and state tax expenses incurred by First Union's taxable REIT subsidiary ($.04 million) for its share of the income earned. The balance of the general and administrative expenses ($0.25 million) was for costs associated with shareholder relations and communications, trustee fees, and other miscellaneous costs associated with the operations of the trust.

Depreciation and amortization declined slightly to $0.5 million for the first quarter 2004 from $0.54 million from the same period in 2003.

Interest expense declined from $1.3 million during the three months ended March 31, 2003 to $0.9 million for the same period in 2004 due to the full satisfaction of the senior notes on October 1, 2003.

The Combined Statements of Operations for the Trust for the three month periods ended March 31, 2004 and 2003 accompanies this release.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, changes in market activity, changes in local real estate conditions and markets, actions by competitors, interest rate movements and general economic conditions. Further information about these matters can be found in the information included in the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission for its fiscal year ended December 31, 2003. These forward-looking statements reflect management's judgment as of this date, and First Union assumes no obligation to revise or update them to reflect future events or circumstances.

First Union Real Estate Equity and Mortgage Investments is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.

             FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
                        COMBINED STATEMENTS OF OPERATIONS
                                   (Unaudited)

Unaudited (In thousands,                                 THREE MONTHS ENDED
 except per share data)                                       MARCH 31,
                                                    -----------------------------
                                                       2004             2003
                                                    -----------       -----------
REVENUES
     Rents                                          $     3,291       $     3,445
     Sales                                                1,309               726
     Interest and dividends                                 254               259
                                                    -----------       -----------
                                                          4,854             4,430
                                                    -----------       -----------

EXPENSES
     Property operating                                   1,154             2,268
     Cost of Goods Sold                                     934
     Real estate taxes                                      219               225
     Depreciation and amortization                          499               535
     Interest                                               943             1,272
     General and administrative                           1,310             1,162
                                                    -----------       -----------
                                                          5,059             5,462
                                                    -----------       -----------

NET LOSS BEFORE PREFERRED DIVIDEND                         (205)           (1,032)
     Preferred dividend                                    (516)             (516)
                                                    -----------       -----------
NET LOSS                                            $      (721)      $    (1,548)

OTHER COMPREHENSIVE INCOME
Unrealized gain on securities                               396              --
                                                    -----------       -----------
Comprehensive loss                                  $      (325)      $    (1,548)
                                                    ===========       ===========

PER SHARE DATA

BASIC AND DILUTED:
Net loss applicable to common
shares of beneficial interest                       $     (0.02)      $     (0.04)
                                                    ===========       ===========

BASIC AND DILUTED WEIGHTED
AVERAGE COMMON SHARES                                    31,059            34,814
                                                    ===========       ===========